UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Alnylam Pharmaceuticals, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMENDMENT NO. 1 TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2025
This Amendment No.1 to the Proxy Statement (this “Amendment”) amends the definitive proxy statement filed by Alnylam Pharmaceuticals, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on March 24, 2025 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s Annual Meeting of Stockholders, scheduled to be held on May 8, 2025 at 8:30 A.M. (Eastern Time) (the “Annual Meeting”). This Amendment is being filed with the SEC on April 4, 2025.
This Amendment clarifies certain disclosure in the Proxy Statement on the vote requirements for Proposal 2, “To approve an amendment to our Restated Certificate of Incorporation allowing for officer exculpation” (“Proposal 2”). The vote required to approve Proposal 2 is the approval of a majority of the outstanding shares of common stock of the Company. Abstentions and broker non-votes, if any, will have the same effect as a vote “Against” Proposal 2.
Except as specifically amended herein, all information in the Proxy Statement remains unchanged. No other changes have been made to the Proxy Statement. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Amendment should be read in conjunction with the Proxy Statement.
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The description of the vote required to approve Proposal 2 on page 71 of the Proxy Statement under the heading “Vote Required” is hereby amended and restated in its entirety as follows:
The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Charter Amendment. Abstentions and broker non-votes, if any, will have the same effect as a vote “Against” Proposal 2. If the proposed Charter Amendment is not approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock, then the proposed Charter Amendment will not be adopted, and our Charter will not eliminate or limit monetary liability for our officers.
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The paragraph under the heading “Vote Required to Approve Each Item on the Proxy” on page 86 of the Proxy Statement is hereby amended and restated in its entirety as follows:
Vote Required to Approve Each Item on the Proxy
You may vote “for,” “against” or “abstain” on proposals 1, 2, 3, 4 and 5. Abstentions and broker non-votes are included in the determination of the number of shares present at the annual meeting for determining whether a quorum is present at the meeting but are not counted as shares cast. Accordingly, abstentions and broker non-votes, if any, would have no effect on the vote for Proposals 1, 3, 4 and 5, because these Proposals are based on a percentage of the votes that are actually cast at the annual meeting. Abstentions and broker non-votes will have the same effect as votes “Against” Proposal 2.